Exhibit 99.1
Cardiac Science Announces Board of
Directors Transition
Bothell, WA — November 11, 2008 — Cardiac Science [NASDAQ: CSCX] a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, announced that the Board of Directors accepted the resignation of two directors, and appointed a new director, at its regularly scheduled meeting last week. As a result of these changes, the total number of directors on the Board will be seven.
The resignations of Jeffrey F. O’Donnell, Sr. and Ray E. Newton III, which were effective November 6, 2008, did not result from any disagreements with the Company. Mr. O’Donnell has decided to leave the board due to his time commitments as CEO of PhotoMedex.
Mr. Newton has elected to leave the Board as he is no longer employed with Perseus LLC. Perseus, which is the largest investor in Cardiac Science, has the right to designate one director for election to the Company’s board under the terms of a senior note and warrant conversion agreement entered into in connection with the 2005 merger of Cardiac Science, Inc. and Quinton Cardiology Systems, Inc. The Board appointed Christopher J. Davis, Senior Managing Director, Chief Operating Officer and Chief Financial Officer of Perseus, to fill one of the vacancies on the board.
“We are pleased that Mr. Davis has agreed to become a member of our Board. His experience with growing public and private medical device and technology companies will be of great value to the Company,” said Ruediger Naumann-Etienne, Ph.D., Cardiac Science Chairman. “The Board also expresses its appreciation for the contributions and support that Mr. O’Donnell and Mr. Newton have provided to Cardiac Science over the years, and wishes them well in their next endeavors.”
Mr. Davis, 56, joined Perseus, a private equity fund management company, in 2007. Prior to that, he spent six years at Safeguard Scientifics, Inc., a publicly traded holding company of growth-stage technology and life sciences businesses, where he held various positions, including Executive Vice President, Chief Administrative & Financial Officer and Vice President-Strategic Planning. Mr. Davis is a certified public accountant and has MBA and BBA degrees from Temple University.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AEDs), electrocardiograph devices (ECGs), cardiac stress systems and treadmills, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record

(EMR), and other information systems. The Company sells a variety of related products and consumables, and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit www.cardiacscience.com.
For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Doug Sherk	Christopher Gale
Cardiac Science Corporation	Jenifer Kirtland	EVC Group, Inc.
Sr. Vice President and CFO	EVC Group, Inc.	(646) 201-5431
(425) 402-2009	(415) 896-6820	(203) 570-4681
cgale@evcgroup.com
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